Exhibit 99.2

Yangsan Lawyer Building, 26 Dongyu Road, East District, Zhongshan City, Guangdong

Province China 528403

Tel: (+86) 0760-23320066     Fax: (+86) 0760-88302829

Website: http://www.gdyangsan.com/

September 28, 2023

To: SIPP International Industries, Inc.

69 Waterfall Blvd, The Ponds, Sydney

NSW 2769, Australia

Re: Legal Opinion on Certain PRC Legal Matters

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan region), and are qualified to issue opinions on the laws and regulations of the PRC effective as of the date hereof (the “PRC Laws”).

We have acted as the PRC counsel for SIPP International Industries, Inc. (the “Company”), a company incorporated under the laws of Nevada, in connection with (i) the proposed offering (the “Offering”) of 140,000,000 Common Shares, $0.001 par value per share, as set forth in the Company’s registration statement on Form S -1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended.

In rendering this Opinion we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by Governmental Authorities in the PRC and officers of the Company, and/or the PRC Subsidiaries and other instruments (the “Documents”) as we have considered necessary, advisable or desirable for the purpose of rendering this Opinion. Where certain facts were not, or may not be possible to be independently established by us, we have relied upon certificates or statements or representations issued or made by relevant Governmental Authorities of the PRC and the appropriate representatives of the Company and/or the PRC Subsidiaries with the proper powers and functions, and we have qualified our opinion as “to our best knowledge after due and reasonable inquiries,” as to such factual matters without further independent investigation.

In our examination of the Documents and for the purpose of rendering this opinion, we have assumed without further inquiry:

(A) the genuineness of all signatures, seals and chops, and the authenticity of all Documents submitted to us as originals and the conformity with originals of the Documents submitted to us as copies and the authenticity of such originals;

(B) the Documents as submitted to us remain in full force and effect up to the date of this opinion, and have not been revoked, amended, revised, modified or supplemented as of the date of this opinion except as otherwise indicated in such Documents;

(C) the truthfulness, accuracy, fairness and completeness of the Documents as well as all factual statements contained in the Documents;

(D) that all information (including factual statements) provided to us by the Company and the PRC Subsidiaries in response to our inquiries for the purpose of this opinion is true, accurate, complete and not misleading and that the Company and the PRC Subsidiaries have not withheld anything in response to our inquiries that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(E) that all parties, other than the PRC Subsidiaries, have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(F) that all parties, other than the PRC Subsidiaries, have duly executed, delivered, performed or will duly perform their obligations under the Documents to which they are parties;

(G) that all Governmental Authorizations and other official statement or documentation were obtained from the competent Government Authorities by lawful means in due course;

(H) that all Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws. Where important facts were not independently established to us, we have relied upon certificates issued by Government Authorities and representatives of the Company with proper authority in each case; and

(I) that this opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

I. Opinions

Based on the foregoing examinations and assumptions and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1. The ownership structures of the PRC Subsidiaries, currently and immediately after this Offering, does not violate any applicable PRC laws or regulations currently in effect; and such description is true and accurate and nothing has been omitted from such description which would make the same misleading in any material respects.

2. On February 17, 2023, with the approval of the State Council, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, which came into effect on March 31, 2023. According to the “Trial Measures” Article 2 states, “Direct overseas offering and listing by domestic companies refers to such overseas offering and listing by joint-stock company incorporated domestically. Indirect overseas offering and listing by domestic companies refers to such overseas offering and listing by a company in the name of an overseas incorporated entity, whereas the company’s major business operations are located domestically and such offering and listing is based on the underlying equity, assets, earnings or other similar rights of a domestic company”. Accordingly, as the Company is not a joint-stock company incorporated domestically, this offering is not a direct overseas offering and listing by a domestic company.

Article 15 states, “any overseas offering and listing made by an issuer that meets both the following conditions will be determined as indirect: (1) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in the Chinese Mainland, or its main places of business are located in the Chinese Mainland, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in the Chinese Mainland. The determination as to whether or not an overseas offering and listing by domestic companies is indirect, shall be made on a substance over form basis.” Article 34 states, “For the purpose of this Measures, domestic companies herein refer to companies incorporated within the Chinese Mainland, including domestic join-stock companies whose securities are directly offered and listed overseas and the domestic operating entities of companies whose securities are indirectly offered and listed overseas. Accordingly, this offering is an indirect overseas offering by a domestic company.

However, Article 16 states, “Subsequent securities offerings of an issuer in the same overseas market where it has previously offered and listed securities shall be filed with the CSRC within 3 working days after the offering is completed. The Company previously offered securities in the United States pursuant to a registration statement on Form S-8, filed on May 13, 2003, and pursuant to Regulation D and Section 4(6) of the Securities Act of 1933 in April of 2004. The Company is a Nevada Corporation formed on January 10, 1991. As a public company with securities quoted on the OTC Pink Sheets, On November 1, 2022, the Company entered into an agreement with CIHL, a British Virgin Islands corporation, whereunder the Company acquired 100% ownership interest in CIHL. CIHL through its China based subsidiaries SRAS is a professional prefabricated food supply chain company. The transaction closed effective November 1, 2022, and has been treated as a business combination under common control. Article 35 states, the “Trial Measures” came into effect on March 31, 2023. Therefore, this offering is classified as “Subsequent securities offerings of an issuer in the same overseas market where it has previously offered and listed securities”. We have advised the Company is not required to seek pre-authorizations from Chinese authorities now, as the offering is not completed. The Company should through its major domestic operating entity complete the filing procedures with the CSRC within 3 working days after the offering is completed.

3. The business license in PRC is a permit issued by Market Supervision and Administration that allows the company to conduct specific business within the government’s geographical jurisdiction. As of the date of this prospectus, the SRAS business license is valid, and the scope of conduct allowed by the SRAS business license does not require any other approvals and or permissions of Chinese authorities. This is because the Company’s business is prefabricated food supply, which we believe does not require the approval and permission of the Chinese government. The “Special Management Measures for Foreign Investment Access (Negative List) (2021 Edition)” and “Market Access Negative List (2022 Edition)” issued by the Chinese government do not include the industry and business the Company is involved in.

4. On December 28, 2021, the Cyberspace Administration of China (the “CAC”) jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022, and replace the former Measures for Cybersecurity Review (2020). Measures for Cybersecurity Review (2021) stipulates that operators of critical information infrastructure purchasing network products and services, and online platform operator (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country. Given that: (i) the Company does not possess personal information on more than one million users in business operations; and (ii) data processed in the Company’s business does not have a bearing on national security and thus may not be classified as core or important data by the authorities, this offering would not be required to apply for a cybersecurity review under the Measures for Cybersecurity Review (2021). As a result of the nature of the Company’s operations and size, we have advised the Company that the above is not applicable to the Company.

II. Qualifications

This Opinion is subject to the following qualifications:

This Opinion is subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Law affecting creditors’ rights.

This Opinion is subject to (i) certain equitable, legal or statutory principles in affecting the enforceability of contractual rights generally under concepts of public interest, interests of the state, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (ii) any circumstances in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the legally vested discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This Opinion only encompasses opinions on legal aspects and relates only to PRC Laws effective as of the date of this Opinion and we express no opinion as to any laws other than PRC Laws. There is no guarantee that any of such PRC Laws will not be changed, amended, replaced or revoked in the immediate future or in the longer term with or without retroactive effect.

This Opinion is given for use only by the Company but not for the use by any other person or for any other purposes. Without our prior written consent, this Opinion (including its drafts or supplements) shall not, in whole or in part, be copied, reproduced or disclosed to any other person in accordance with PRC Laws, except where the disclosure of this opinion is required to be made by applicable laws or is required in order to establish a defense to any legal or regulatory proceedings or investigation, or is requested by any court, regulatory or governmental authority, in each case, (i) on a non-reliance basis and (ii) with a prior written notice provided to us unless such prior written notice is not permissible under the applicable laws or otherwise not practicable.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Yangsan Law Firm of Guangdong
Yangsan Law Firm of Guangdong

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